Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:                         John Hulbert, Investors, (612) 761-6627

Stacey Wempen, Financial Media, (612) 761-6785

Target Media Hotline, (612) 696-3400

Target Corporation Announces Final Results of Maximum Tender Offers

MINNEAPOLIS (April 11, 2013) — Target Corporation (“Target”) (NYSE:TGT) today announced the final results of its previously announced tender offers (the “Maximum Tender Offers”) to purchase for cash up to $1,114,268,003 (the “Maximum Payment Amount”) of its debt securities listed in the table below (collectively, the “Notes”), which commenced on March 13, 2013 and expired at 11:59 p.m., New York City time, on April 10, 2013 (the “Maximum Tender Expiration Date”).

Target has accepted for purchase $760,746,000 aggregate principal amount of Notes validly tendered and not validly withdrawn.  Target will pay aggregate Total Consideration and Late Tender Offer Consideration of $1,114,267,539 for the Notes accepted for purchase.

As further explained in the offer to purchase and related letter of transmittal, each dated March 13, 2013 (the “Tender Offer Documents”), Target accepted the Notes for purchase in accordance with the “Acceptance Priority Levels” set forth in the table below.  Due to oversubscription, Target accepted for purchase on a pro rata basis approximately 67% of the Notes listed in the table below at Acceptance Priority Level 1.  Target has not accepted for purchase any of the Notes listed below at Acceptance Priority Levels 2 through 8.  Target expects to make payment for the applicable Notes accepted for purchase in same-day funds on April 11, 2013.  The Notes not accepted for purchase will be promptly credited to the account of the registered holder of such Notes with The Depository Trust Company or otherwise returned in accordance with the Tender Offer Documents.

Holders of Notes who validly tendered and did not validly withdraw their Notes at or prior to 5:00 p.m., New York City time, on March 27, 2013 (such date and time, the “Early Tender Date”) are eligible to receive the full “Total Consideration” listed in the table below for Notes accepted for purchase.  Holders of Notes who validly tendered their Notes after the Early Tender Date but at or prior to the Maximum Tender Expiration Date are eligible only to receive

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Target Corporation Announces Final Results of Maximum Tender Offers – Page 2 of 2

an amount equal to the “Late Tender Offer Consideration” listed in the table below for Notes accepted for purchase.

Up to the Maximum Payment Amount of the Outstanding Notes Listed Below

Title of Security	CUSIP Number	Principal Amount Outstanding	Acceptance Priority Level	Total Consideration (1)		Late Tender Offer Consideration (1)		Principal Amount Tendered at Expiration	Principal Amount Accepted for Purchase	Percentage of Outstanding Notes Purchased
7.000% Notes due 2038	87612EAU0	$2,250,000,000	1	$1,464.73		$1,434.73		$1,127,303,000	$760,746,000	33.81%
6.35% Debentures due 2032	87612EAK2	$550,000,000	2	N/A	(2)	N/A	(2)	$90,320,000	$0	0%
6.500% Notes due 2037	87612EAR7	$1,250,000,000	3	N/A	(2)	N/A	(2)	$379,360,000	$0	0%
9 7/8% Debentures due 2020	239753BC9	$38,650,000	4	N/A	(2)	N/A	(2)	$1,858,000	$0	0%
8 7/8% Debentures due 2022	239753BL9	$21,628,000	5	N/A	(2)	N/A	(2)	$9,060,000	$0	0%
9.70% Debentures due 2021	239753BG0	$27,715,000	6	N/A	(2)	N/A	(2)	$1,189,000	$0	0%
8.80% Debentures due 2022	239753BM7	$40,830,000	7	N/A	(2)	N/A	(2)	$1,819,000	$0	0%
9% Debentures due 2021	239753BJ4	$16,652,000	8	N/A	(2)	N/A	(2)	$1,887,000	$0	0%

(1)             Per $1,000 principal amount of Notes.

(2)             Total Consideration and Late Tender Offer Consideration omitted because Target did not purchase any Notes of this series.

Information Relating to the Maximum Tender Offers

Citigroup Global Markets Inc. and J.P. Morgan Securities LLC served as lead dealer managers for the Maximum Tender Offers. This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any securities.

About Target

Minneapolis-based Target Corporation (NYSE: TGT) serves guests at 1,808 stores — 1,784 in the United States and 24 in Canada — and at Target.com. Since 1946, Target has given 5 percent of its profit through community grants and programs; today, that giving equals more than $4 million a week. For more information about Target’s commitment to corporate responsibility, visit Target.com/corporateresponsibility.

For more information, visit Target.com/Pressroom.

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